EXHIBIT 3.1


               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                     OF SERIES B CONVERTIBLE PREFERRED STOCK

                                       of

                                AULT INCORPORATED

                  Pursuant to Section 302.401 of the Minnesota
                            Business Corporation Law


         I, Richard A. Primuth, Secretary, of Ault Incorporated (the "COMPANY"), a corporation organized and existing under the Minnesota Business Corporation Act, in accordance with the provisions of Section 302A.401 thereof, DO HEREBY
CERTIFY:

         That the Company's Board of Directors as of July 15, 2002, adopted the following resolution creating a series of Two Thousand Seventy-Four (2,074) Preferred Shares of preferred stock designated as the Series B Convertible Preferred Stock:

         RESOLVED, that the Board of Directors of Ault Incorporated (the "Company"), in accordance with provisions of its Restated Articles of Incorporation, hereby provides for and authorizes the issuance of a series of Preferred Shares of the Company having no par value per share and a Face Value of $1,000 per share (the "FACE VALUE"), and hereby fixes the voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, in addition to those set forth in the Restated Articles of Incorporation, as follows:

         1. Designation and Amount. This series of Preferred Shares shall consist of 2,074 shares and shall be designated as, and is hereinafter referred to as "Series B Convertible Preferred Stock" with the rights, privileges and preferences specified herein.

         2. Rank. The Series B Convertible Preferred Stock shall rank in a "LIQUIDATION" (as hereinafter defined) prior to (a) the common shares, no par value per share, of the Company (the "COMMON STOCK"), (b) the Series A Junior Participating Preferred Stock, and (c) except as permitted pursuant to Section 11 below, any other class or series of capital stock of the Company hereafter created (collectively, with the Common Stock and the Series A Junior Participating Preferred Stock, "JUNIOR SECURITIES").

         3. Voting Rights. The holders of shares of Series B Convertible Preferred Stock will have no voting rights, except as set forth in Section 5, or as may otherwise be required by law.


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         4. Dividends.

                  (a) The holders of outstanding shares of the Series B Convertible Preferred Stock shall be entitled to receive cumulative quarterly dividends (a) at the rate of seven percent (7%) per annum on the Face Value from and including the issuance date of such Series B Convertible Preferred Stock and payable on April 15, July 15, October 15 and January 15 of each year (each a "PAYMENT DATE"), in preference and priority to any payment of any dividend on any Junior Securities as to dividends, and (b) out of funds legally available for the declaration of dividends only if and when declared by the Company's Board of Directors. Such dividends shall accrue and shall be cumulative from the date of issuance of each share of Series B Convertible Preferred Stock, whether or not declared. The Board of Directors of the Company may fix a record date (the "RECORD DATE") for the determination of holders of Series B Convertible Preferred Stock entitled to receive payments of dividends declared thereon, which Record Date shall be no more than 21 business days nor less than 10 business days prior to the Payment Date. The dividends shall be payable in cash except that during the first three years following the issuance date of the Series B Convertible Preferred Stock, the Company shall have the option to pay dividends on Series B Convertible Preferred Stock in additional shares of Common Stock valued at the lower of (i) Fair Market Value (hereafter defined) on the Record Date for such payment or (ii) the Conversion Price (hereinafter defined).

                  (b) Except for dividends paid solely in the form of Common Stock on a pro rata basis to holders of Common Stock, no dividend or other distribution shall be paid on any shares of Junior Securities, unless prior to or concurrently with any such payment with respect to the Junior Securities, payment in full of the amount of all cumulative dividends to which the holders of the Series B Convertible Preferred Stock shall then be entitled shall have been paid. Subject to the above limitations, dividends may be paid on Junior Securities out of any funds legally available for such purpose when and as declared by the Board of Directors.

                  (c) "Fair Market Value for purposes of this Section 4 means the average of the closing prices of the Common Stock in the principal trading market or exchange for the Common Stock on the 20 trading days ending three (3) days before the Payment Date applicable thereto.

         5. Election of Directors. In the event at least three consecutive quarters' dividends have not been paid on the Series B Convertible Preferred Stock, the number of the Company's directors will be increased by one and the holders of a majority of the outstanding Series B Convertible Preferred Stock, voting separately as a class, shall be entitled to elect one member of the Board of Directors of the Company to fill the vacancy created by such increase (the "Series B Director"), and shall have the exclusive right to remove such any Series B Director and designate a successor Series B Director until all accrued dividends are paid in full. When all accrued dividends have been paid in full the other directors of the Company may remove the Series B Director subject to the right of the holders of Series B Convertible Preferred Stock to appoint a Series B Director at a future date if the Company again has not paid three consecutive quarters' dividends on the Series B Convertible Preferred Stock. A vacancy created in the Board by the


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death, resignation or removal of any Series B Director may only be filled by vote of the holders of a majority of the Series B Convertible Preferred Stock, voting separately as a class.

         6. Liquidation Right and Preference. In the event of a "Liquidation" of the Company, the holders of outstanding Series B Convertible Preferred Stock shall be entitled to receive in cash, out of the assets of the Company, an amount per share of Series B Convertible Preferred Stock equal to the Face Value per share plus all accrued but unpaid dividends (the "LIQUIDATION AMOUNT"), before any payment shall be made or any assets distributed to the holders of Common Stock or other Junior Securities. If, upon any Liquidation, the assets of the Company are insufficient to pay such Liquidation Amount, the holders of such Series B Convertible Preferred Stock shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. A "LIQUIDATION" of the Company shall include a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, as well as a sale of substantially all of the assets of the Company.

         7. Conversion Rights.

                  (a) Optional Conversion. Each share of Series B Convertible Preferred Stock shall be convertible in whole or in part at the option of the holder thereof at any time and from time to time after the issuance of such share at the offices of the Company into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock issuable in exchange for each share of Series B Convertible Preferred Stock shall be equal to the Face Value divided by Conversion Price (as hereinafter defined) in effect when such share(s) of Preferred Stock are tendered for conversion pursuant to the provisions of this Section 7. The Conversion Price shall initially be $4.25, but shall be subject to adjustment from time to time as hereinafter provided in
Section 8 (the "CONVERSION PRICE").

                  (b) Optional Conversion Mechanics. In order to exercise the conversion privilege provided for in paragraph (a) of this Section, a holder of Series B Convertible Preferred Stock shall (i) notify the Company and the Company's transfer agent (the "Transfer Agent") in writing of such holder's intent to convert a specified portion of face amount of such shares (the "CONVERSION NOTICE" and the date of such notice which shall be the same or later than the date notice is given, the "CONVERSION NOTICE DATE") and (ii) provide, on or prior to the Conversion Notice Date, to the Transfer Agent at its address designated by the Company the certificate evidencing the Series B Convertible Preferred Stock being converted, duly endorsed to the Company by means of a Medallion Signature Guarantee and accompanied by written notice to the Transfer Agent, with a copy to the Company, that the holder elects to convert a specified face amount of or all of such Series B Convertible Preferred Stock along with such other commercially reasonable documentation as the Transfer Agent shall reasonably require. Series B Convertible Preferred Stock converted at the option of the holder shall be deemed to have been converted on the day of receipt by the Transfer Agent of the certificate representing such Series B Convertible Preferred Stock for conversion in accordance with the foregoing provisions (the "CONVERSION DATE"), and at such time the rights of the holder of such Series B Convertible Preferred Stock, other than the right to receive shares of Common Stock upon conversion of the


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Series B Convertible Preferred Stock pursuant to the terms hereof, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of Common Stock issuable upon conversion. As promptly as practicable on or after the Conversion Date but in any event no later than two
(2) business days thereafter, the Company shall cause the Transfer Agent to issue and mail or deliver to such holder a certificate or certificates for the number of shares of Common Stock issuable upon conversion, computed to the nearest full share, and the Company shall issue and mail or deliver to such holder a certificate or certificates for the balance of Series B Convertible Preferred Stock surrendered not so converted into Common Stock, if any. Effective upon the Conversion Date, the authorized number of Series B Convertible Preferred Stock set forth in Section 1 hereof shall be reduced automatically by the number of shares of Series B Convertible Preferred Stock so converted and the number of undesignated Preferred Shares of the Company shall be deemed increased by such number. No fractional shares of Common Stock shall be issued upon conversion of the Series B Convertible Preferred Stock, but in lieu thereof, cash payments shall be made for fractional shares on the basis of a full share having a value equal to the Conversion Price.

                  (c) All Series B Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends accrued but unpaid thereon.

         8. Anti-Dilution Adjustments.

                  (a) Stock Split, Stock Dividend, Recapitalization, etc. If the Company, at any time while any shares of Series B Preferred Stock are outstanding, (i) shall pay a stock dividend or otherwise make a distribution or distributions payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any Series B Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series B Convertible Preferred Stock been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

                  (b) Notice of Conversion Price Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Company shall give written notice thereof, by


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first-class mail, postage prepaid, addressed to the registered holders of all outstanding Series B Preferred Stock at the addresses of such holders as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock receivable at such price upon the conversion of the Series B Convertible Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         9. Redemption. The Series B Convertible Preferred Stock shall be subject to redemption by the Company in accordance with the following provisions:

                  (a) Redemption at Option of Company. The Company may redeem the Series B Convertible Preferred Stock, in whole or in part in accordance with the provision of Section 9(c), at any time after the date of issuance, at the Face Value per share plus all unpaid and accumulated dividends to the redemption date.

                  (b) Mandatory Redemption. To the extent permitted by law, the Company shall redeem outstanding shares of the Series B Convertible Preferred Stock beginning on the fourth anniversary date of the issuance of the Preferred Stock as follows: (i) on the fourth anniversary date of the issuance of the Series B Convertible Preferred Stock, the Company shall redeem one-third of the shares outstanding on such date; (ii) on the fifth anniversary date of the issuance of the Series B Convertible Preferred Stock, the Company shall redeem one-half of the shares of Series B Convertible Preferred Stock outstanding on such date; and (iii) on the sixth anniversary date of the issuance, the Company shall redeem all shares of Series B Convertible Preferred Stock outstanding on such date. With respect to each redemption under this Section 9(b), the Company shall give 30 days notice of each such redemption and all stock shall be redeemed at the Face Amount per share plus unpaid dividends accrued to the redemption date.

                  (c) Pro Rata Redemptions. If less than all the outstanding shares of Series B Convertible Preferred Stock are to be redeemed pursuant to
Section 9(a) above or if the Company shall redeem Series B Convertible Preferred Stock pursuant to the provisions of Section 9(b) above, in either case, if the Series B Convertible Preferred Stock is held by more than one record holder, a pro rata amount of such shares rounded to the nearest whole share of Preferred Stock shall be redeemed from each of the holders of Series B Convertible Preferred Stock.

                  (d) Redemption at Option of Holders Upon Certain Events. To the extent permitted by law, upon the occurrence ("Effective Date") of any consolidation or merger of the Company with, or sale of all or substantially all of its assets or a majority of its Common Stock to another person, if a holder of then outstanding Series B Convertible Preferred Stock so elects at least five
(5) days before the Effective Date, the Company shall redeem outstanding shares of the Series B Convertible Preferred Stock tendered for redemption by the holder by the Effective Date for a per share purchase price equal to the Face Value per share plus unpaid dividends accrued to the Effective Date. The Company agrees to give all holders of shares of Series B Convertible Preferred Stock written notice of any such event as set forth in Section 10.


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                  (e) Notice. Notice of any proposed redemption of Series B
Convertible Preferred Stock by the Company pursuant to Section 9(a) or 9(b), or of the right of a holder to require redemption of Series B Convertible Preferred Stock pursuant to Section 9(d) shall be given by the Company by sending by certified mail, postage prepaid, a copy of such notice at least 30 days prior to the redemption date or Effective Date, as the case may be, to all holders of record of the Series B Convertible Preferred Stock, at their respective addresses appearing on the books of the Company or given by holders to the Company for the purposes of notice, or if no such address appears or is given, at the principal office of the Company. Such notice shall state (i) the redemption date or Effective Date, as the case may be, (ii) the maximum number of shares of Series B Convertible Preferred Stock which may be redeemed from all holders thereof and from such holder, (iii) the redemption price per share, and
(iv) the date and the place designated with respect to surrender of such holder's certificate or certificates representing the shares of the Series B Convertible Preferred Stock to be redeemed. To the extent less than all Series B Convertible Preferred Stock is redeemed from a holder, the Company shall promptly issue and mail or deliver to such holder a certificate or certificates for the balance of Series B Convertible Preferred Stock surrendered not so redeemed. Shares of Series B Convertible Preferred Stock called for redemption pursuant to Section 9(a) or 9(b) which are not tendered for redemption by the redemption date specified in the notice of redemption shall, on the redemption date, cease to accrue any further dividends, cease to have any conversion rights and shall cease to represent outstanding Series B Convertible Preferred Stock and shall only represent the right to receive the redemption price (including dividends) payable in respect thereof as of the redemption date.

         10. Notice of Certain Events. In case at any time there shall be any consolidation or merger of the Company with, or sale of all or substantially all of its assets of 51% or more of its Common Stock to another person, then, the Company shall give written notice, by overnight courier or by first-class mail, postage prepaid, addressed to the holders of the then-outstanding Series B Preferred Stock at the addresses of such holders as shown on the books of the Company, of the date on which such consolidation, merger, sale, dissolution, liquidation or winding up shall take place; provided, however, that this provision shall not be applicable to the merger or consolidation of this Company with or into another company if, following such merger or consolidation, the shareholders of this Company immediately prior to such merger or consolidation own at least a majority of the equity of the combined entity. Such notice shall also specify the date as of which the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such consolidation, merger or sale, as the case may be. Such written notice shall be given at least 10 days prior to the action in question and not less than 10 days prior to the record date or the date on which the Company's transfer books are closed in respect thereto.

         11. Protective Covenants. So long as any Series B Convertible Preferred Stock remain outstanding, the Company shall not, without the prior written consent of the holders of at least a majority of the then outstanding Series B Convertible Preferred Stock;

                  (a) materially or adversely alter or change the rights, preferences or privileges of the Series B Convertible Preferred Stock;


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                  (b) increase or decrease the authorized number of shares of
Common Stock or Series B Convertible Preferred Stock; or








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                  (c) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise), by reclassification or otherwise, of any capital stock or other equity securities which are senior to or on a parity with the Series B Convertible Preferred Stock with respect to the payment of dividends, redemptions or distributions upon liquidation or otherwise.

         12. No Preemptive Rights. No holder of Series B Convertible Preferred Stock shall be entitled as such, as a matter of right, to subscribe for, purchase or receive any part of any stock of the Company of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

         13. Fractional Shares. Series B Convertible Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, convert to Common Stock, participate in liquidating distributions and to have the benefit of all other rights of holders of Series B Convertible Preferred Stock.

         IN WITNESS WHEREOF, Ault Incorporated has caused this Certificate of Designation to be duly executed in its corporate name on this 15th day of July, 2002.


                                                AULT INCORPORATED



                                                By /s/  Richard A. Primuth
                                                   -----------------------------
                                                Name:  Richard A. Primuth
                                                Title: Secretary




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